                                     EXHIBIT 7(4)

                                       FORM OF

                                   ESCROW AGREEMENT

         THIS ESCROW AGREEMENT, dated as of this ____ day of ________, 1997 (this "AGREEMENT"), is by and among Clear Channel Communications, Inc., a Texas corporation ("PURCHASER"), Paul J. Meyer, as stockholder representative (the "STOCKHOLDER REPRESENTATIVE"), and ______________________, as escrow agent, a national banking association with its office at _______________________ (the "ESCROW AGENT").

                                       RECITALS

         A. Concurrently with the execution and delivery hereof, Purchaser is acquiring all of the issued and outstanding shares of capital stock of Eller Media Corporation, a Delaware corporation (the "COMPANY"), pursuant to a Stock Purchase Agreement, dated as of February 25, 1997 (the "STOCK PURCHASE AGREEMENT"), by and among Purchaser, the Company and those persons listed on EXHIBIT A thereto (individually, including both option holders and stockholders as identified on such exhibit, each a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

         B. Purchaser and the Stockholders desire to set aside a portion of the consideration to be paid to the Stockholders pursuant to Section 2(b) of the Stock Purchase Agreement, for the purpose of providing Purchaser with a remedy in the event of a breach by the Company or the Stockholders of the representations, warranties and covenants made in the Stock Purchase Agreement.

         C. Purchaser and the holders of Company Stock Options (as defined in the Stock Purchase Agreement) which have not been exercised on or prior to the Closing Date (as defined in the Stock Purchase Agreement) desire to set aside a portion of the Purchaser Common Stock (as defined in the Stock Purchase Agreement) to be delivered to holders of Restated Options (as defined in the Stock Purchase Agreement) upon exercise of such Restated Options pursuant to the Option Assumption Agreements (as defined in the Stock Purchase Agreement), for the purpose of providing Purchaser with a remedy in the event of a breach by the Company or the Stockholders of the representations, warranties and covenants made in the Stock Purchase Agreement.

         D. A material condition to the consummation of the transactions contemplated by the Stock Purchase Agreement is that the parties hereto enter into this Agreement.

                                      AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

    1. DEFINITIONS. Except as hereinafter defined, capitalized terms used in this Agreement will have the meanings assigned to such terms in the Stock Purchase Agreement.

         "AVERAGE DISBURSEMENT SHARE PRICE" shall mean the average closing price of Purchaser Common Stock on the NYSE during the 10 trading days beginning 13 trading days prior to the date of any disbursement of Escrowed Funds pursuant to this Agreement.

         "CLAIM" shall mean a claim for Damages incurred by Purchaser pursuant to Section 12 of the Stock Purchase Agreement.

         "CLAIM DATE" shall have the meaning set forth in Section 5 hereof.

         "CLAIM EXPIRATION TIME" shall mean the first anniversary of the date hereof.

         "CLAIM NOTICE" shall have the meaning set forth in Section 5 hereof.

         "COMPANY" shall have the meaning set forth in Recital A hereof.

         "DAMAGE AMOUNT" shall have the meaning set forth in Section 5 hereof.

         "ESCROW AGENT" shall have the meaning set forth in the heading hereof.

         "ESCROW AMOUNT" shall mean $35 million.

         "ESCROWED FUNDS" shall have the meaning set forth in Section 4 hereof.

         "ESCROWED SHARES" shall have the meaning set forth in Section 3 hereof.

         "FINAL INSTRUCTION" shall have the meaning set forth in Section 6 hereof.

         "HOLDERS" shall mean the Stockholders, together with the holders of Company Stock Options which have not been exercised on or prior to the Closing Date.

         "INDEMNIFIABLE AMOUNT" shall mean those amounts for which Purchaser is entitled to indemnity pursuant to Section 12(a) of the Stock Purchase Agreement.

         "NON-ESCROWED SHARES" shall mean a number of shares of Purchaser Common Stock equal to the Escrow Amount divided by the Average Share Price multiplied by the percentages with respect to the Optionees who will receive Restated Options as set forth on EXHIBIT F to the Stock Purchase Agreement.

         "NUMBER OF FULLY DILUTED SHARES" shall mean, at the time of determination, the sum of the following number of shares: (i) the number of shares of Company Common Stock outstanding plus (ii) the number of shares of Company Common Stock for which Company Stock Options issued and outstanding are exercisable pursuant to the terms of such Company Stock Options.

         "PURCHASER" shall have the meaning set forth in the heading hereof.

         "PURCHASER NET CLAIM" shall have the meaning set forth in Section 5 hereof.

         "STOCKHOLDER REPRESENTATIVE" shall have the meaning set forth in the heading hereof.

         "STOCKHOLDER" or "STOCKHOLDERS" shall have the meaning set forth in Recital A hereof.

         "STOCK PURCHASE AGREEMENT" shall have the meaning set forth in Recital A hereof.

         "TOTAL SHARES AVAILABLE" shall mean the sum of the Non-Escrowed Shares plus the Escrowed Shares.

    2. APPOINTMENT OF ESCROW AGENT. Purchaser and the Stockholder Representative hereby designate and appoint ______________________ as Escrow Agent for the purposes set forth herein and the Escrow Agent hereby accepts such appointment on the terms herein provided.

    3.   DEPOSIT OF ESCROWED SHARES.

         (a) Subject to Section 8 hereof, simultaneously with the execution and delivery of this Agreement, Purchaser shall deliver to the Escrow Agent one or more certificates in the name of the Escrow Agent representing a number of shares of Purchaser Common Stock equal to the Escrow Amount divided by the Average Share Price multiplied by the percentages with respect to the Stockholders (including the Optionees who will not receive Restated Options) as set forth on EXHIBIT F to the Stock Purchase Agreement (the "ESCROWED SHARES"). Upon receipt of the Escrowed Shares, the duties and obligations of each of the parties to this Agreement will commence.

         (b) If, prior to the termination of this Agreement, any Restated Options are exercised in full or in part, a number of shares of Purchaser Common Stock issuable upon such exercise equal to (i) the number of shares of Purchaser Common Stock issuable upon such exercise, multiplied by (ii) the Escrow Amount, divided by (iii) the Number of Fully Diluted Shares, divided by (iv) the Average Disbursement Share Price, shall be delivered to the Escrow Agent and registered in the name of the Escrow Agent, and such shares shall become and thereafter be treated as and included with the term "ESCROWED SHARES" hereunder.

    4.   MAINTENANCE OF ESCROW.

         (a) The Escrow Agent shall hold the Escrowed Shares in escrow, and shall maintain and disburse the Escrowed Shares, pursuant to this Agreement.

         (b) All stock splits or dividends payable in stock or other securities of Purchaser that are made by Purchaser with respect to the Escrowed Shares while such shares are held by the Escrow Agent, shall be registered in the name of the Escrow Agent, deposited in escrow and governed by this Agreement. The Escrowed Shares, such stock or other dividends deposited in escrow and any cash in lieu of fractional shares of Purchaser Common Stock are collectively referred to in this Agreement as the "ESCROWED FUNDS." All other dividends or distributions made by Purchaser with respect to the Escrowed Shares while such shares are held by the Escrow Agent shall be delivered to the Holders pro rata in accordance with their respective ownership of Escrowed Shares at the time of such distribution, and such dividends or distributions shall be made to each such Holder at the same time such dividends or distributions are paid or delivered to holders of Purchaser Common Stock.

    5. PURCHASER'S RIGHT TO ASSERT CLAIM TO ESCROWED FUNDS. Purchaser shall have the right to make one or more Claims on or prior to the Claim Expiration Time by delivering a notice of such Claim (a "CLAIM NOTICE") to the Stockholder Representative and the Escrow Agent prior to such time (the date of such notice, the "CLAIM DATE"). If Purchaser asserts a Claim, such Claim Notice shall state with particularity (i) the basis for the Claim, together with sufficient facts relating thereto so that the Stockholder Representative may reasonably evaluate such Claim, (ii) Purchaser's estimate of the amount that equals the aggregate amount of such Indemnifiable Amount (the "DAMAGE AMOUNT"), (iii) Purchaser's estimate of the amount (the "PURCHASER NET CLAIM") that equals (A) the Damage Amount multiplied by (B) the aggregate number of Escrowed Shares (including any shares added to Escrowed Shares pursuant to Section 3(b) above) divided by (C) the aggregate number of Total Shares Available, and (iv) a calculation of the number of Escrowed Shares to be disbursed from the Escrow Funds in connection with such Purchaser Net Claim (for purposes of such calculation, each share of Purchaser Common Stock shall be valued at the Average Disbursement Share Price).

    6. DETERMINATION OF VALID PURCHASER NET CLAIM; FINAL INSTRUCTION. For purposes of this Agreement, a "FINAL INSTRUCTION" shall mean a written notice given to the Escrow Agent directing the disbursement of the amount of the Purchaser Net Claim (which had previously been set forth in a Claim Notice properly delivered in accordance with the provisions of Section 5 hereof), and shall be signed both by Purchaser and by the Stockholder Representative except as otherwise provided below in clause (b) or (d). A Final Instruction shall be delivered to the Escrow Agent under the following circumstances, and accompanied by the indicated documentation:

         (a) If the Stockholder Representative disputes either the validity, amount or calculation of the Claim and/or the Purchaser Net Claim, the Stockholder Representative shall give written notice of such dispute to Purchaser, with a copy to the Escrow Agent, within twenty (20) Business Days after the delivery of the Claim Notice by Purchaser to the Stockholder

Representative. In such circumstances, no Final Instruction may be given to the Escrow Agent except as provided in (c) or (d) below.

         (b) If the Stockholder Representative fails to respond to the Claim Notice within twenty (20) Business Days after the delivery to the Stockholder Representative and the Escrow Agent of the Claim Notice, or if the Stockholder Representative notifies the Escrow Agent that there is no dispute with respect to the Claim and the Purchaser Net Claim, Purchaser shall have the right to deliver to the Escrow Agent a Final Instruction, signed only by Purchaser, with respect to the Claim and the Purchaser Net Claim.

         (c) If the Stockholder Representative and Purchaser reach an agreement with respect to the proper determination of the Claim and the Purchaser Net Claim, the Stockholder Representative and Purchaser shall give to the Escrow Agent a Final Instruction, signed by both the Stockholder Representative and Purchaser, with respect to the Claim and the Purchaser Net Claim.

         (d) If the Stockholder Representative and Purchaser are unable to reach an agreement with respect to the proper determination of the Claim and/or the Purchaser Net Claim, the disputed Claim and/or Purchaser Net Claim shall be submitted by Purchaser and the Stockholder Representative to court action to be conducted New Castle County, State of Delaware, as provided in Section 20 of the Stock Purchase Agreement. Upon final, non-appealable resolution of such disputed Claim and/or the Purchaser Net Claim, either the Stockholder Representative or Purchaser shall have the right to deliver to the Escrow Agent a Final Instruction with respect to the Claim and the Purchaser Net Claim based on and in compliance with the resolution of such court action, signed only by the Stockholder Representative or by Purchaser, as the case may be, and accompanied by a copy of any judgment or other court order with respect thereto.

         Subject to Section 8 hereof, upon receipt of a Final Instruction in accordance with this Section, the Escrow Agent shall disburse to Purchaser from the Escrowed Funds such number of shares of Purchaser Common Stock as shall equal the Purchaser Net Claim based on the valuation procedures set forth in
Section 9 hereof and shall distribute the remaining Escrowed Funds in accordance with Section 7 hereof. Notwithstanding anything to the contrary in the foregoing, in no event shall the Escrow Agent distribute any portion of the Escrowed Funds with respect to any Claim Notice received by the Escrow Agent after the Claim Expiration Time.

    7. DISTRIBUTION OF ESCROWED FUNDS. Subject to Section 8 hereof, if Purchaser fails to make a Claim on or prior to the Claim Expiration Time in accordance with Section 5 hereof, then as promptly as practicable thereafter (and in no event later than ten (10) Business Days following the Claim Expiration Time), the Escrow Agent shall deliver the Escrowed Shares with all other Escrowed Funds relating to such Escrowed Shares to the Holders pro rata in accordance with their respective ownership of Escrowed Shares at the time of such distribution. If Purchaser timely makes a Claim or Claims and if at or after the expiration of the Claim Expiration Time, such Purchaser Net Claim or Purchaser Net Claims (whether or not in dispute) aggregate less than the remaining amount of the Escrowed Funds, then, subject to Section 8 hereof, the Escrow Agent shall deliver such remaining amount of Escrowed
Funds (less 110% of the amount of such Purchaser Net Claim or Purchaser Net Claims) to the Holders pro rata in accordance with their respective ownership of Escrowed Shares at the time of such distribution. If, however, Purchaser timely makes a Claim or Claims in accordance with Section 5 hereof and if at the expiration of the Claim Expiration Time, such Claim or Claims (whether or not in dispute) aggregate more than the remaining amount of the Escrowed
Funds, then, subject to Section 8 hereof, only upon the Escrow Agent's receipt of a Final Instruction shall the Escrow Agent deliver that portion of the Escrowed Funds to Purchaser that is set forth in such Final Instruction and then deliver any remaining portion of the Escrowed Funds to the Holders pro rata in accordance with their respective ownership of Escrowed Shares at the time of such distribution.

    8. ADJUSTMENT OF RESTATED OPTIONS. Notwithstanding any provision herein to the contrary, no actual deposit shall be made of shares of Purchaser Common Stock subject to Restated Options (other than as contemplated by Section 3(b) hereof), and the Optionees' share of any Damage Amount shall be effected by a reduction in the appropriate number of shares of Purchaser Common Stock (determined pursuant to EXHIBIT F of the Stock Purchase Agreement) that are subject to such Restated Options after the Closing Date in such manner so as to insure that the Optionees bear their share of the Damage Amount in accordance with the percentages set forth on EXHIBIT F to the Stock Purchase Agreement.

    9. VALUATION OF ESCROWED SHARES; FRACTIONAL SHARES. For purposes of determining the number of Escrowed Shares to be disbursed from the Escrow Funds under this Agreement with respect to a Purchaser Net Claim, each share of Purchaser Common Stock shall be valued at the Average Disbursement Share Price and fractional shares shall be rounded to the nearest whole number.

    10. RELIANCE BY ESCROW AGENT; LIABILITY OF ESCROW AGENT. The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization or other paper or document that the Escrow Agent believes to be genuine and what it purports to be. The Escrow Agent may confer with its own corporate or outside legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or its duties hereunder, and shall incur no liability and shall be fully protected in acting in accordance with the written opinions of such counsel. The duties of the Escrow Agent hereunder will be limited to the observance of the express provisions of this Agreement. The Escrow Agent will not be subject to, or be obliged to recognize, any other agreement between the parties hereto or directions or instructions not specifically set forth as provided for herein. The Escrow Agent will not make any payment or disbursement from or out of the Escrow Funds that is not expressly authorized pursuant to this Agreement. The Escrow Agent may rely upon and act upon any instrument received by it pursuant to the provisions of this Agreement that it reasonably believes to be genuine and in conformity with the requirements of this Agreement. The Escrow Agent undertakes to use the same degree of care and skill in performing its services hereunder as an ordinary prudent person would do or use under the circumstances in the conduct of his or her own affairs. The Escrow Agent will not be liable for any action taken or not taken by it under the terms hereof in the absence of breach of its obligations hereunder or gross negligence or willful misconduct on its part.

    11. INDEMNIFICATION OF ESCROW AGENT. Purchaser, and the one hand, and the Stockholders collectively, on the other, will indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages or expenses (including, but not limited to, reasonable attorneys' fees) it may sustain by reason of its service as Escrow Agent hereunder, and except such losses, costs, damages or expenses (including, but not limited to, reasonable attorneys' fees) incurred by reason of such acts or omissions for which the Escrow Agent is liable or responsible under the last sentence of Section 10 hereof. Any indemnification amounts payable pursuant to this Section 11 shall be paid one-half by the Purchaser, on the one hand, and one-half by the Stockholders collectively, on the other.

    12.  STOCKHOLDER REPRESENTATIVE; SUCCESSOR STOCKHOLDER REPRESENTATIVE.

         (a) The Holders have made, constituted and appointed the Stockholder Representative as their agent and authorized and empowered him to fulfill the role of Stockholder Representative hereunder. In the event of the resignation of the Stockholder Representative, the resigning Stockholder Representative shall appoint a successor either from among the Stockholders or who shall otherwise be acceptable to Purchaser and who shall agree in writing to accept such appointment, and the resigning Stockholder Representative's resignation shall not be effective until such a successor shall exist. The Holders entitled to receive a majority of the Escrowed Shares may remove the Stockholder Representative at any time. If a Stockholder Representative should die or become incapacitated or be removed by the Holders pursuant to this Section 12, his successor shall be appointed within 21 days of his death or incapacity by the remaining Holders entitled to receive a majority of the Escrowed Shares, and such successor either shall be a Stockholder or shall otherwise be acceptable to Purchaser. If the Holders fail to appoint a successor within such 21-day period, then Purchaser shall have the right to appoint the successor from among the Stockholders. The choice of a successor Stockholder Representative appointed in any manner permitted above shall be final and binding upon all of the Holders. The decisions and actions of any successor Stockholder Representative shall be, for all purposes, those of a Stockholder Representative as if originally named herein.

         (b) Each Holder has made, constituted and appointed the Stockholder Representative as such person's true and lawful attorney in fact and agent, for such person and in such person's name, (i) to receive all notices and communications directed to such Holder under this Agreement and the Stock Purchase Agreement, (ii) to execute and deliver any and all documents required to be executed and delivered by such Holder pursuant to this Agreement in order to effect the transactions contemplated hereby, and (iii) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Holder could do personally. Notwithstanding the foregoing, except with respect to administrative and other ministerial tasks, the Stockholder Representative is required and entitled to act only at the written direction of Holders entitled to receive a majority of the Escrowed Shares.

         (c) It is acknowledged by the Holders appointing the Stockholder Representative that the designation of the Stockholder Representative as attorney-in-fact is coupled with an interest and is binding upon such Holders notwithstanding the death, incapacity or dissolution of any such Holder. If any such event shall occur prior to the completion of the transactions contemplated by this Agreement, the Stockholder Representative is, nevertheless, to the extent that he is legally able to do so, authorized and directed to complete all transactions and act pursuant to this authority as if such event had not occurred. Purchaser is entitled to deal solely with the Stockholder Representative in connection with this Agreement and is entitled to rely upon the provisions hereof and the authority granted to the Stockholder Representative to act on behalf of the Holders.

         (d) The Stockholder Representative's acceptance of his duties under this Agreement is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to his rights, duties, liabilities and immunities as Stockholder Representative (but not in his capacity as a Stockholder or as an officer, director, or employee of the Company):

              (i) The Stockholder Representative makes no representation and has no responsibility as to the validity of this Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and he shall not be required to inquire as to the performance of any obligation under this Agreement.

              (ii) The Stockholder Representative shall be protected in acting upon written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which he in good faith believes to be genuine and what it purports to be.

              (iii) The Stockholder Representative shall not be liable for any error of judgment, or for any act done or step taken or omitted by him in good faith, or for any mistake of fact or law, or for anything which he may do or refrain from doing in connection therewith, except his own gross negligence or willful misconduct.

              (iv) The Stockholder Representative may consult with competent and responsible legal counsel selected by him, and he shall not be liable for any action taken or omitted by him in good faith in accordance with the advice of such counsel.

              (v) The Holders shall bear pro rata all expenses (including transfer taxes and other governmental charges) incurred by the Stockholder Representative in connection with his duties hereunder and shall indemnify him against and save him harmless from any and all claims, liabilities, costs, payments and expenses, including fees of counsel (who may be selected by the Stockholder Representative), for anything done or omitted by him in the performance of this Agreement or the Stock Purchase Agreement, except as a result of his own gross negligence or willful misconduct.

              (vi) The Stockholder Representative shall have no duties or responsibilities except those expressly set forth herein and in the Stock Purchase Agreement. He shall not be bound by any modification of this Agreement or the Stock Purchase Agreement unless in writing and signed by the other parties hereto or thereto and if his duties as

Stockholder Representative hereunder or thereunder are affected, unless he shall have given prior written consent thereto.

    13. FEES AND EXPENSES OF THE ESCROW AGENT. All fees of the Escrow Agent for its services hereunder, together with any expenses reasonably incurred by the Escrow Agent in connection with this Agreement, shall be paid one-half by Purchaser, on the one hand, and one-half by the Stockholders collectively, on the other.

    14. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign from its duties hereunder by giving each of the parties hereto not less than sixty
(60) days prior written notice of the effective date of such resignation (which effective date shall be at least sixty (60) days after the date such notice is given). The parties hereto intend that a substitute Escrow Agent will be appointed by mutual agreement of Purchaser and the Stockholder Representative to fulfill the duties of the Escrow Agent hereunder for the remaining term of this Agreement in the event of the Escrow Agent's resignation. If on or before the effective date of such resignation, a substitute Escrow Agent has not been appointed, the Escrow Agent will thereupon deposit the Escrowed Funds into the registry of a court of competent jurisdiction.

    15. DESIGNEES FOR INSTRUCTIONS. Purchaser, may, by notice to the Escrow Agent, designate one or more persons who will execute notices and from whom the Escrow Agent may take instructions hereunder. Such designations may be changed from time to time upon notice to the Escrow Agent from Purchaser. The Escrow Agent will be entitled to rely conclusively on any notices or instructions from any person so designated by Purchaser.

    16. INSPECTION. All property held as part of the escrow shall at all times be clearly identified as being held by the Escrow Agent hereunder. Any party hereto may at any time during the Escrow Agent's business hours (with reasonable notice) inspect any records or reports relating to the Escrowed Funds.

    17. VOTING OF ESCROWED SHARES. With respect to any matter on which the Escrowed Shares or any other shares of Purchaser Common Stock in the Escrowed Funds are entitled to vote, the Escrow Agent shall seek voting instructions from the Holders. With respect to Holders who timely provide such instruction, the Escrow Agent shall vote the Escrowed Shares that would be distributed to such Holders (assuming no Claim is made) in accordance with the instructions received by such Holders, but shall not otherwise vote such shares.

    18. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. Notwithstanding the foregoing, a Claim Notice delivered pursuant to Section 5 hereof and a Final Instruction provided pursuant to Section 6 hereof shall be deemed to have been duly given only if delivered personally, by recognized overnight delivery or by certified or registered mail and if receipt of such Claim Notice or such Final Instruction, as the case may be, was acknowledged in writing. In each case notice shall be sent to:

    (a)  If to Purchaser:    Clear Channel Communications, Inc.
                             200 Concord Plaza, Suite 600
                             San Antonio, Texas 78216
                             Attention:  Randall T. Mays
                             Telecopy:  (210) 822-2299

         with a copy to:     Clear Channel Communications, Inc.
                             200 Concord Plaza, Suite 600
                             San Antonio, Texas 78216
                             Attention:  Kenneth E. Wyker, Esq.
                             Telecopy:  (210) 822-2299

                             Piper & Marbury L.L.P.
                             36 South Charles Street
                             Baltimore, Maryland  21201
                             Attention:  R.W. Smith, Jr., Esq.
                             Telecopy:  (410) 576-1700

    (b)  If to the Stockholder Representative:

                             Paul J. Meyer, Esq.
                             c/o Eller Media Corporation
                             2850 East Camelback Road, Suite 300
                             Phoenix, Arizona  85016
                             Telecopy:  602-381-5740

         with a copy to:     H & F Investors III, Inc.
                             One Maritime Plaza, 12th Floor
                             San Francisco, California  94111
                             Attention: John L. Bunce, Jr.
                             Telecopy: (415) 788-0176

                             Heller, Ehrman, White & McAuliffe
                             333 Bush Street
                             San Francisco, California  94104
                             Attention: Paul J. Mundie, Esq.
                             Telecopy: (415) 772-6168

                             Latham & Watkins
                             633 West Fifth Street, Suite 4000
                             Los Angeles, California  90071-2007
                             Attention: Thomas W. Dobson, Esq.
                             Telecopy: (213) 891-8763

    (c)  If to the Escrow Agent:____________________________________
                                ____________________________________
                                ____________________________________

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

    19. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    20. AMENDMENT AND TERMINATION. This Agreement may be amended or modified by and upon written notice to the Escrow Agent given jointly by Purchaser and the Stockholder Representative, but the duties and responsibilities of the Escrow Agent may not be increased without its written consent. This Agreement will terminate on the date on which all the Escrowed Funds have been distributed in accordance with the terms set forth herein.

    21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    22. SEVERABILITY AND FURTHER ASSURANCES. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings on the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Each of the parties hereto shall, at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

    23. TITLES. The titles, captions or headings of the Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    24. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

    25. TAX REPORTING. Unless otherwise required by Treasury Regulations issued in the future, the parties will treat the Escrowed Shares and any other shares of Purchaser Common Stock deposited with the Escrow Agent hereunder for purposes of Section 468B(g) of the Internal Revenue Code of 1986, as amended, and for all other income tax purposes as being owned by the Holders during the period such shares are held in escrow, and therefore any income earned on such shares during such period will be allocated and reported to the Holders as such income is earned. The parties will make any elections or filings required to characterize such shares in a manner consistent with the preceding sentence.

                               [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.


                             CLEAR CHANNEL COMMUNICATIONS, INC.



                             By
                               -----------------------
                             Name:
                             Title:





                             -------------------------
                                  Paul J. Meyer




                             ESCROW AGENT



                             By
                               -----------------------
                             Name:
                             Title: